Exhibit 10.28
AMENDMENT NUMBER 2
TO THE
TOLL BROS., INC.
NONQUALIFIED DEFERRED COMPENSATION PLAN

WHEREAS, the Toll Bros., Inc. Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan” or the “Plan”) was originally established effective as of November 5, 2001 and was amended and restated effective as of November 1, 2008, by Toll Bros., Inc. (“Toll Brothers”) to be in compliance with Section 409A of the Internal Revenue Code (the “Code”); and

WHEREAS, the Plan was amended by execution of Amendment Number 1 to incorporate the death benefit exception to the 6 month delay-in-payment rule for Specified Employees in the event of death; and

WHEREAS, Section 9.1 of the Plan provides that the Board of Directors of Toll Brothers may amend the Plan; and

WHEREAS, Toll Brothers has reviewed the Plan and wishes to make several amendments to clarify several provisions of the Plan; and

WHEREAS, Toll Brothers understands that all amendments are permitted in accordance with IRS Notice 2010-6, as modified by IRS Notice 2010-80, to clarify Section 409A document issues concerning the Plan; and

WHEREAS, the Compensation Committee of the Board has delegated to Martin P. Conner the ability to execute the various amendments to keep all employee benefit programs in compliance with all legal requirements; and

WHEREAS, all provisions of this Amendment that are necessary to keep the Plan in compliance with Section 409A of the Code shall be deemed to have been included in the Plan effective as of December 31, 2008, as permitted under IRS Notice 2010-6.

NOW, THEREFORE, effective December 31, 2008, pursuant to IRS Notice 2010-6, the Plan is amended as follows:

1.
Separation from Service. The phrase “termination of employment” (or similar phrases) are used throughout the Plan. For purposes of Section 409A, the following new Section 1.29 shall be added to the Plan to clarify the definition of a Separation from Service, and shall replace the phrase “termination of employment” (or similar phrases) where used in the Plan:

“Section 1.29    Separation from Service means a Participant is no longer employed by the Employer or any “Affiliated Employers” as determined using the “single employer” rules for employee benefit plans under Section 414(b) of the Code. The term “Separation from Service” generally means a Participant is no longer employed by the Employer or any Affiliated Employer on account of a termination of employment, Retirement, Disability or death. Consistent with the Final Treasury Regulation, or any subsequent guidance under Section 409A of the Code, no Separation from Service shall occur if a Participant continues to perform services as a consultant or an employee in excess of any amount of time permitted under this Section 1.29 or guidance under Section 409A of the Code.

(a)
Leave of Absence. For purposes of Section 409A, the employment relationship is treated as continuing in effect while a Participant is on military leave, sick leave, or other bona fide leave of absence, as long as the period of leave does not exceed 6 months, or if longer, as long as the Participant’s right to reemployment with the Employer provided either by statute or contract. Otherwise, after a 6 month leave of absence, the employment relationship if deemed terminated.

(b)
Part-Time Status. Whether or not a termination of employment occurs is determined based upon all facts and circumstances. If a Participant provides services to the Employer or any Related Entities at a rate that is less than 20% of the services rendered, on average, during the immediately preceding 3 full calendar years of employment (or such lesser period if the Participant has less than 3 calendar years of employment), a Separation from Service shall be deemed to have occurred, since such services are considered to be insignificant under the Final Regulations under Section 409A.

(c)
Consulting Services. Where a Participant continues to provide services to the Employer or any Related Entities in a capacity other than as an employee, whether or not a Separation from Service has occurred shall be determined in the same manner as provided in Section 1.29(b) above.

(d)
Foreign Transfers. A Separation from Service means a Participant is no longer employed by the Employer or any Affiliated Employer within or outside of the United States. Accordingly, to the extent that an Employee is transferred outside the U.S., no Separation from Service shall be deemed to have occurred for purposes of distributions.”

2.
Compensation Deferrals. Section 3.1(a) permits Participants to make deferral elections with regard to payment of a bonus, sales bonus compensation or profit sharing distributions. The Plan is intended to provide that all deferral elections are timely made for purposes of Section 409A of the Code. The following paragraph shall be added to the bottom of Section 3.1(a):

“Notwithstanding any provisions in the Plan to the contrary, deferral elections with regard to “performance-based” compensation, as defined in the Treasury Regulations under Section 409A of the Code, shall be permitted no later than the six months before the end of the performance period, provided that the Participant performs services continuously from the later of the beginning of the performance period or the date the performance criteria are established, through the date of the election. All elections with regard to bonus, sales bonus compensation or profit sharing distributions that are not performance-based compensation as herein defined must be made prior to beginning of the service year with respect to which the compensation shall be determined, all as permitted under Section 409A of the Code, and as provided in any Employee Salary Deferral Election Forms.”

3.
Revocation of Elections. Section 3.1(a) also provides that a Participant may make an irrevocable election during a Plan Year to cease contributions with written notice to the Committee. This provision only applies to benefits not subject to Section 409A of the Code and in existence prior to the enactment of Section 409A. In any event, such sentence shall be “deleted” from the Plan with respect to future deferral elections.

4.
Redeferrals. Section 5.5 of the Plan provides that Participants may further defer the payment of benefits governed by Section 409A (or change how the benefits shall be distributed) if the election is made at least 12 months prior to the date distribution would have been paid (or the date the first distribution would have been paid out of a series of distributions), and such modification results in a deferral of payment (or a distribution commencement) for at least 5 years from the date that payment would have otherwise commenced (and not from the date of the deferral election).

5.
Acceleration of Payments. Section 6.2(b) of the Plan provides that, if any time up to 24 months following a Participant’s Separation from Service with the Employer, the Participant enters into a competition with Toll Brothers, Inc. and/or its subsidiaries, the Employer may accelerate the payment of a Participant’s benefits. Effective as of December 31, 2008, this provision of the Plan shall not be effective, with respect to benefits subject to Section 409A of the Code (since it would result in an impermissible acceleration of benefits to Participants in violation of Section 409A of the Code).

6.
Payment for Specified Employees. Section 6.6 provides that benefits to Specified Employees are paid out “as soon as practicable” following the 6 month anniversary of a Participant’s Separation from Service. The language providing for benefits “as soon as practicable” does not establish a fixed payment date. Accordingly, the following sentence shall be added to the bottom of Section 6.6 effective as of December 31, 2008:

“Notwithstanding any provisions in the Plan to the contrary, in no event shall any payments to a Specified Employee, that are delayed under the 6 month delay in payment rule, be paid later than the last day of the Plan Year that includes the first day of the first calendar month that is at least 6 months after the date of a Participant’s Separation from Service occurs, or, if later, the 15th day of the third calendar month following the date specified under the Plan, provided that the Participant may not directly or indirectly designate the year of payment.”

7.
Domestic Relations Orders. Section 12.4 provides that benefits under the Plan are generally not subject to anticipation, alienation, attachment, garnishment, sale, transfer, assignment, levy, execution, pledge, encumbrance, charge or any other legal equitable process, and any attempt to do so is void. However, the Plan generally provides that benefits payable under a qualified domestic relations order (“QDROs”) will be honored. Wherever the term “Qualified Domestic Relations Order” appears, the term shall be substituted with reference to a Domestic Relations Order (“DRO”), since QDROs do not apply to nonqualified deferred compensation plans. Furthermore, the following paragraph shall be added to the Plan as Section 12.4(b)(v):

“Section 12.4(b)(v).    Notwithstanding the general inability to assign benefits under the Plan, consistent with IRS Notice 2002-31 and Revenue Ruling 2002-22, to the extent that a valid property settlement or Domestic Relations Order (“DRO”) directs that any portion of a Participant’s benefits under the Plan be designated to a former Spouse, benefits shall be paid to the Spouse, at the same time benefits would otherwise have been payable to the Participant. In no event, shall any former Spouse obtain any additional rights to receive any form of distribution, or benefits payable in any manner not permitted under the Plan, or at any time earlier than when a Participant would otherwise have been entitled to receive such benefits.

8.	Compliance With the Code. The following new Section 12.6 shall be added to the Plan to address “Compliance with the Code”:

“Section 12.6    Compliance With the Code. The Plan is intended to comply with the provisions of Section 409A of the Code, and the Treasury Regulations and other guidance issued thereunder. If there is any discrepancy between the provisions of this Plan and the provisions of Section 409A, such discrepancy shall be resolved in a manner as to give full effect to the provisions of Section 409A of the Code. Furthermore, if any benefits are to be paid within 90 days or any other period after any payment event, and such payment period shall span more than one taxable year of a Participant or a beneficiary, then neither the Participant nor any beneficiary may determine in which tax year the payment shall be made.”

9.	Consequences of a Violation of 409A. The following new Section 12.7 shall be added to the Plan to address “Consequences of a Violation of Section 409A”:

“Section 12.7    Consequences of a Violation of Section 409A. All Participants shall be notified of the potential tax consequences under Section 409A, if the provisions of the Plan and Section 409A are not followed, including the imposition of immediate income taxes, a 20% excise tax, underpayment of interest penalties, and Form W-2 reporting. All Participants shall also be informed that the amount of their benefits under the Plan shall be reported to the IRS, as required for nonqualified deferred compensation programs.”

10.	FICA and Other Taxes. The following new Section 12.8 shall be added to the Plan to address “FICA Taxes”:

“Section 12.8    FICA Taxes. All Participants shall be informed that when their benefits become vested under the Plan, and not subject to any substantial risk of forfeiture under Sections 3121(v) and 3306(r) and other provisions of the Code, the Participants shall be subject to FICA taxes (unless any benefits are undeterminable). The Employer shall have the right to withhold from a Participant’s other wages, any FICA or other related taxes required to be withheld.”

11.	Compliance with Section 280G of the Code. The following new Section 12.9 shall be added to the Plan to address compliance with Section 280G of the Code:

“Section 12.9    Compliance with Section 280G of the Code. Notwithstanding anything to the contrary in this Plan, in the event that: (i) the aggregate payments of benefits to be made or afforded to any employee under this Plan (the "Termination Benefits") would be deemed to include an "excess parachute payment" under Section 280G of the Code or any successor thereto then the Termination Benefits shall be reduced to an amount (the "Non‑Triggering Amount"), the value of which is $1 less than an amount equal to the total amount of any payments permissible (e.g., not triggering any excise tax or loss of deduction) under Section 280G of the Code or any successor thereto. Any allocations of any reductions required hereby among the Termination Benefits, shall be determined by the Company within its discretion. To the extent the Company must allocate the payments to be made from this Plan and any Severance Plans or Employment Agreements with the above limits, the Company shall first make all payments due under the Severance Plan and then make all payments due under this Plan, all subject to the foregoing limits.”

12.	Delay in Payment for Section 162(m) and Security Violations. The following new Section 12.10 shall be added to the Plan to address Section 162(m) and securities issues:

“Section 12.10 Delay in Payment for Section 162(m) and Security Violations. Notwithstanding the foregoing, any payment of Section 409A Benefits (and earnings thereon) to a Participant under the Plan shall be delayed upon the Committee’s reasonable anticipation of one or more of the following events:

(a)	The Company’s deduction with respect to such payment would be eliminated by application of Section 162(m) of the Code; or

(b)
The making of the payment would violate federal securities laws or other applicable law; provided, that any payment delayed pursuant to this Section 12.10 shall be paid at the earliest time the Company reasonably anticipates that such payment may be made without giving rise to the matters described in Sections 12.10 (a) or (b) above, all in accordance with Section 409A of the Code.”

13.	No Material Modifications. The following new Section 12.11 shall be added to the Plan to address No Material Modifications:

“Section 12.11     No Material Modifications. Notwithstanding any provisions in the Plan to the contrary and/or any future amendments, no amendments to any pre-Section 409A benefits are intended to result in a material modification unless such amendment specifically identifies that it is intended to result in a material modification, losing grandfathered status for any Pre-2005 vested benefits under Section 409A.”

This Amendment Number 2 to the Toll Bros., Inc. Nonqualified Deferred Compensation Plan is executed this 30th day of December, 2010.

TOLL BROS., INC.
BY:	/s/ Martin P. Connor

December 30, 2010